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Exhibit 10.1(i)

RETIREMENT AGREEMENT

        This RETIREMENT AGREEMENT (this "Agreement") is effective as of the 31st day of December, 2002 (the "Effective Date"), between NorthWestern Corporation, a Delaware corporation (the "Company"), and Merle D. Lewis ("Executive").

Recitals

        WHEREAS, the Company and Executive are parties to a certain Comprehensive Employment Agreement and Investment Program, dated June 1, 2000 (including the Change of Control Agreement attached thereto as Schedule E and the Noncompetition Agreement attached thereto as Schedule F, and the other schedules attached thereto, the "Employment Agreement"), pursuant to which Executive currently serves as the Company's Chief Executive Officer and Chairman.

        WHEREAS, Executive desires to retire from the Company.

        WHEREAS, the Company and Executive desire to terminate the Employment Agreement and that Executive resigns as the Company's Chief Executive Officer and Chairman, in accordance with the terms and conditions of this Agreement.

        WHEREAS, the Company and Executive also desire that Executive resigns as a member of the Board of Directors (the "Board") of the Company, as a trustee or other administrator of any benefit or pension plans of the Company or any of its subsidiaries or affiliates (other than as a member of the board of directors of CornerStone Propane G.P., Inc.), and as an officer and director of each of the Company's subsidiaries and affiliates for which he so serves, in accordance with the terms and conditions of this Agreement.

        NOW THEREFORE, in consideration of the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Terms of Agreement

        1.    Termination of Employment Agreement.    As of the Effective Date, the Employment Agreement shall terminate (without regard to Section 4 (Termination) thereof) and no longer have any legal force or effect, and neither party shall have any obligation or liability to the other thereunder either as a result of such termination or otherwise, except that (a) Section 5 (Proprietary Information Obligations), Section 6 (Covenant Not to Compete), including Schedule F, Section 7 (Arbitration of Disputes) (without regard to the second sentence of subsection (d)), and Section 8 (Indemnification) of the Employment Agreement and (b) the Noncompetition Agreement entered into between the parties on June 1, 2000 and attached thereto are hereby incorporated by reference into this Agreement and shall continue in this Agreement in full force and effect as if fully set forth herein, and the parties hereto shall have the right to enforce such provisions under this Agreement as to all claims each may have under such provisions or agreements from the date such agreements were initially entered into (i.e., June 1, 2000).

        2.    Retirement and Resignation.    Executive hereby retires from his employment with the Company and its subsidiaries and affiliates effective as of the Effective Date. Executive hereby resigns as the Company's Chief Executive Officer and Chairman and from all trustee, administrator or similar positions in which he now serves on behalf of the Company or any of its subsidiaries or affiliates (including in respect of any benefit or pension plans of any of the foregoing), effective as of the Effective Date. Executive further hereby resigns as a member of the Board, and as an officer and director of each of the Company's subsidiaries and affiliates (other than as a member of the board of directors of CornerStone Propane G.P., Inc.) for which he so serves, effective as of the Effective Date. Executive acknowledges that the Company has the right (and has reserved such right) to remove any or all of the members of the board of directors of CornerStone Propane Partners, L.P., including Executive, and Executive will resign from the board of CornerStone Propane G.P., Inc. immediately upon the request of the Company. Executive acknowledges and agrees that the resignation pursuant to this Section 2 shall not be deemed to be a termination (whether for or without cause or otherwise) under Section 4 of the Employment Agreement.

        3.    Benefits.    Subject to any withholding obligation set forth in Section 5.2, the Company shall provide Executive with the following:

          3.1    Cash Payments.    Subject to applicable law and in no event later than five (5) days after the execution and delivery of this Agreement, the Company shall deliver to Executive, by check or wire transfer to an account designated by Executive, an amount equal to One Million Two Hundred Eleven Thousand Dollars ($1,211,000). No later than eight (8) days after the execution and delivery of this Agreement, the Company shall deliver to Executive, by check or wire transfer to an account designated by Executive, an additional amount equal to Five Hundred Thousand Dollars ($500,000); provided, that if Executive revokes the Release (as defined in Section 6.1) in respect of any Claims (as defined in Section 6.1) Executive may have under the Age Discrimination in Employment Act within seven (7) days after the execution and delivery of this Agreement, the Company shall not be required to pay such amount to Executive. If the date on which any payment pursuant to this Section 3.1 is due is not a business day, then the Company shall pay the amount due on the next succeeding business day.

          3.2    Compensation and Benefit Plans.

          (a)    Accrued Vacation Pay.    No later than February 7, 2003, the Company shall pay Executive for all accrued, but unused vacation time as of the Effective Date, up to a maximum of twenty (20) vacation days; it being understood that any such payment shall be calculated using Executive's base salary as of the Effective Date.

          (b)    Vesting of Restricted Stock.    Promptly following the execution and delivery of this Agreement, Executive shall be fully vested in the 22,511 shares of Restricted Stock granted to Executive on March 1, 2001 (together with all additional shares purchased with dividends declared thereon) under the Company's Stock Option and Incentive Plan (as amended on January 16, 2001, the "Plan"), and all restrictions on such shares contained in the Plan or in the Restricted Stock Purchase Agreement shall be removed, except that Executive shall continue to be obligated to comply with all applicable securities laws in respect of the sale of such securities including, without limitation, trading in accordance with Company policy, the Securities Act of 1933, as amended, and Section 16 of the Securities Exchange Act of 1934, as amended. The Company shall furnish Executive with a memorandum of counsel outlining the compliance obligations referenced in this section. Except as set forth above, Executive hereby surrenders, releases, disavows, and waives any and all rights, benefits, payments or other interests he may have under the Plan.

          (c)    NorthWestern Energy Corporation Equity Ownership Incentive Plan.    The Company shall pay to Executive no later than eight (8) days following the execution and delivery of this Agreement, in accordance with the 1998 NorthWestern Energy Corporation Equity Ownership Incentive Plan (the "NEC Plan"), all interest earned by Executive under the NEC Plan, in the amount of Seventy Three Thousand Dollars ($73,000); provided, that if the date on which the payment pursuant to this Section 3.2(c) is due is not a business day, then the Company shall pay the amount due on the next succeeding business day. Except as set forth above, Executive hereby surrenders, releases, disavows, and waives any and all rights, benefits, payments or other interests he may have under the NEC Plan.

          (d)    Retirement Health Insurance Plan.    Executive shall be permitted to participate in the Company's retiree health insurance plan in accordance with the terms and conditions of such plan and will receive Five Hundred Dollars ($500) per month, from the Effective Date until the month in which Executive reaches age sixty five (65).

          (e)    Retention of Company Car.    Executive shall be permitted to retain for his personal use, through the end of the current lease, the automobile currently leased for him by the Company, and the Company shall continue to pay the remaining payments under the current lease, subject to Executive maintaining reasonable insurance coverage naming the Company as an additional insured. Executive shall provide the Company with proof of such insurance. Executive shall be solely responsible for the condition of the automobile. Executive shall surrender the automobile to the lessor upon expiration or termination of the lease and shall pay all amounts or charges then due or payable, including charges with respect to vehicle condition or mileage (provided, that Executive may elect to purchase the vehicle, extend the lease or enter into some other arrangement with the lessor provided that there shall be no additional charge or expense to the Company).

          (f)    Retention of Vested Benefits.    Executive shall be permitted to retain all benefits vested or earned as of the Effective Date in the plans listed on Exhibit A hereto; it being understood that Executive shall not be entitled to participate in such plans after the Effective Date and that no further vesting of benefits or interests in such plans by Executive shall occur from and after the Effective Date (other than as specifically provided in this Agreement).

          (g)    Additional Pension Benefit.    Executive shall be entitled to all benefits vested or earned as of the Effective Date under the plans listed on Exhibit B hereto, in each case as further amended by the Company (collectively, the "Pension Plans"), to the extent, but only to the extent, permitted by and subject to the terms and conditions of, the Pension Plans and applicable law; provided, that to the extent allowable under the terms of the Pension Plans (without the imposition of conditions that are, in the reasonable and good faith judgment of the Company, materially adverse to the Company or the maintenance of the Pension Plans), Executive's benefits earned or amounts payable under each of the Pension Plans shall be calculated as if Executive's term of service or employment with the Company terminated on and as of June 30, 2006 (the "Adjusted Benefit Date"), regardless of the actual date of retirement or payment of such benefits. Executive's interest in the Pension Plans shall cease to vest from and after the Effective Date. To the extent that Executive's benefits under the Pension Plans, or any of them, can not be reasonably increased (as determined in the Company's sole discretion) to give effect to the Adjusted Benefit Date, then the Company shall pay such additional amounts to Executive as necessary to give such effect, and such additional payments by the Company shall be made at the same time and in the same manner as payments under the Pension Plans. Without limiting the foregoing, (A) Executive's benefits under the Pension Plans shall remain subject to reduction or other limitation for early retirement and (B) the Company may, in its sole discretion, elect to pay all benefits resulting from consideration of the Adjusted Benefit Date rather than amending or revising the Pension Plans, or any of them. Pension benefits for Executive shall commence effective January 1, 2003 and continue on a monthly basis in accordance with the provisions of the Pension Plans. Initial monthly benefit amounts are estimated to be $29,146 based on the selection of the Ten (10) Year Certain and Continuous Option of benefit payments.

        4.    Cancelled Rights and Benefits; Assignment of Interest.

          4.1    Cancellation of Rights and Benefits.    Except as specifically provided in this Agreement, Executive hereby surrenders, releases, disavows, and waives any rights, benefits, payments or other interests to which he may be entitled as an officer, director, employee or agent of the Company or under the Employment Agreement, including, but not limited to, the following:

            (a)    Vested and Unvested Options.    All vested and unvested incentive stock options and non-qualified stock options granted to Executive under the Plan;

            (b)    Cancellation of Phantom Stock Units.    All Phantom Stock Units (including all dividends accrued thereon) granted to Executive under the Plan;

            (c)    Equity Ownership Incentive Plans for NorthWestern Growth Corporation, NorthWestern Services Group, Inc., NorthWestern Public Service, North Western Services Corporation, and NorCom Advanced Technologies, Inc.    All rights, benefits, payment obligations (to the participants by such plans), ownership interests, or other rights arising out of or related to equity ownership incentive plans for NorthWestern Growth Corporation, NorthWestern Services Group, Inc., NorthWestern Public Service, North Western Services Corporation, and NorCom Advanced Technologies, Inc.;

            (d)    Annual Incentive Plans.    All rights, benefits, payments or other interests arising out of or related to Annual Incentive Plans for the Company and any of its subsidiaries, divisions, and affiliates for the year 2002;

            (e)    Disability Plans.    All short-term and long-term disability insurance coverage provided to Executive by the Company;

            (f)    Term Life Insurance.    All term life insurance coverage provided to Executive by the Company; and

            (g)    Other Benefits.    All other benefits provided to Executive by the Company, including, without limitation, the payment by the Company of business expense reimbursement, country club dues, social dues, and association dues, and the provision by the Company of secretarial support and office space.

        4.2    Assignment of Interest in NorthWestern Capital Partners, LLC.    Executive hereby sells, transfers, and assigns to the Company all of his right, title and interest in and to the membership interests of NorthWestern Capital Partners, LLC, a Delaware limited liability company ("NWCP, LLC"), and shall have no further interests or rights as a member of NWCP, LLC. Executive shall take such further action as necessary to amend the operating agreement of NWCP, LLC to effectuate the foregoing.

        5.    Other Covenants.

          5.1    Return of Company Property.    No later than five (5) days after the Effective Date, Executive shall return to the Company all files (including computer files), memoranda, documents, records (including all electronic records), building passes, and keys (including all copies of the foregoing), and all credit cards and other property belonging to the Company or any of its affiliates that are in Executive's possession; provided, that Executive shall not be required to return the following items that have previously been provided to him by the Company: (a) personal computing equipment; (b) cell phone; (c) printer; and (d) fax machine; provided further, that Executive shall bear all monthly service fees and other costs and fees associated with the items listed in clauses (a) through (d) above from and after the Effective Date, and the Company shall be permitted to cancel such services or to transfer such services to Executive's name. Executive shall also be entitled to keep the personal computer provided to him by the Company, and within five (5) days of the Effective Date Executive and the Company shall use reasonable efforts to delete all Company records from such computer. If such records cannot be deleted to the Company's reasonable satisfaction, the Company shall exchange with Executive Executive's current computer for a computer of like model and condition.

          5.2    Taxes.    Executive shall be responsible for paying any and all taxes on amounts payable to him under this Agreement and acknowledges that the Company will withhold all taxes it determines are legally required to be withheld under applicable federal and state law. Executive further agrees not to make any claim against the Company or any other person based on how the

  Company reports amounts paid under this Agreement to the tax authorities of any jurisdiction or if an adverse determination is made as to the tax treatment of any amounts payable under this Agreement. In addition, Executive understands and agrees that the Company has no duty to attempt to prevent such an adverse determination.

          5.3    No Disparagement or Harm.    For a period of ten (10) years after the Effective Date, (a) Executive shall not criticize, denigrate or disparage any Released Party (as defined in Section 6.1 below) in any manner and (b) the Company shall not publicly criticize, denigrate or disparage Executive in any manner.

          5.4    Cooperation.    As further consideration for the covenants set forth herein, Executive hereby agrees to cooperate fully with the Company and any lawyer, law firm, or consultant that the Company designates from time to time with respect to any litigation, deposition, hearing, arbitration or other proceeding involving the Company. Such cooperation shall include, without limitation, support of the Company's position in defending any employment related lawsuits or claims in respect of which Executive has knowledge, or any audits, investigations, lawsuits, complaints, or proceedings by government entities or stockholders (whether brought directly or derivatively). Executive shall not seek any compensation or fee in excess of the actual and reasonably necessary expenses incurred with respect to such cooperation. Executive further covenants that he will contact the Company's Legal Department in the event that there is any subpoena, notice or other instruction directing Executive to appear in any legal proceeding involving the Company.

          5.5    Payment Guarantee.    In the event of a Change of Control (as defined below) of the Company, upon the written request of Executive the Company shall promptly secure the payments required by this Agreement in respect of the nonqualified portion of the Pension Plans by promptly delivering to Executive a fully paid and non-cancelable annuity, irrevocable letter of credit or other financial instrument bearing financial, interest rate return and payment terms reasonably acceptable to Executive. The term "Change of Control" means any transaction or series of related transactions (including, without limitation, a reorganization, merger, consolidation, or other business combination) in which (a) the Company sells all or substantially all of its assets, (b) a person or group (as used in Section 13 of the Securities Exchange Act of 1934, as amended) acquires fifty percent (50%) or more of the Company's outstanding voting power or (c) the stockholders of the Company immediately prior to such transaction or series of related transactions do not own more than fifty percent (50%) of the outstanding voting power of the successor entity immediately after such transaction or series of related transaction.

          5.6    Press Release.    The parties agree that following the execution and delivery of this Agreement, the Company shall issue a press lease in the form set forth on Exhibit C hereto.

        6.    Release.

          6.1    General.    Executive hereby irrevocably and unconditionally releases all known and unknown claims, promises, causes of action or similar rights of any kind or nature (collectively, "Claims") that he may have against any Released Party (as defined below) in connection with his employment with the Company or as a stockholder of the Company, other than (a) Executive's right to enforce this Agreement, (b) any rights or claims that arise after the Effective Date, and (c) any Claims for indemnification from the Company or any Claims under the Company's D&O insurance policies, in either case, for actions or omissions in his capacity as an officer or director of the Company (the "Release"). The term "Released Party" means the Company and its affiliates and subsidiaries and their successors and assigns, and each of their respective officers, directors, stockholders, representatives, attorneys, agents, employee benefit programs (and the trustees, administrators, fiduciaries, and insurers of such programs) and any other persons acting by, through, or in concert with, any of the foregoing.

          6.2    Acknowledgements.

            (a)    Executive acknowledges and agrees that the Claims released by him pursuant to Section 6.1 might arise under many different laws, including but not limited to:

      (i)
      anti-discrimination statutes, such as the Age Discrimination in Employment Act and Executive Order 11,141, which prohibit age discrimination in employment;

      (ii)
      other anti-discrimination statutes, such as Title VII of the Civil Rights Act of 1964, Sections 1981 and 1983 of the Civil Rights Act of 1866, and Executive Order 11,246, which prohibit discrimination based on race, color, national origin, religion, or sex; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Americans With Disabilities Act and Sections 503 and 504 of the Rehabilitation Act of 1973, which prohibit discrimination based on disability; and any other federal, state, or local laws prohibiting employment discrimination;

      (iii)
      federal employment statutes, such as the WARN Act, which requires that advance notice be given of certain work force reductions; the Employee Retirement Income Security Act of 1974, which, among other things, protects employee benefits; the Fair Labor Standards Act of 1938, which regulates wage and hour matters; the Family and Medical Leave Act of 1993, which requires employers to provide leaves of absence under certain circumstances; and any other federal laws relating to employment, such as veterans' reemployment rights laws; and

      (iv)
      insofar as such Claims relate to Executive's rights as a stockholder only, any federal or state securities laws, and any federal or state laws establishing fiduciary duties, duties of loyalty, or similar duties; and

      (v)
      other laws, such as any federal, state, or local laws providing workers' compensation benefits, restricting an employer's right to terminate employees, or otherwise regulating employment; any federal, state, or local law enforcing express or implied employment contracts or requiring an employer to deal with employees fairly or in good faith; any other federal, state, or local laws providing recourse for alleged wrongful discharge, tort, physical or personal injury, emotional distress, fraud, negligent misrepresentation, defamation, and similar or related claims.

            (b)    Unknown Claims.    Executive understands, acknowledges and agrees that he is hereby releasing Claims about which he may not currently have knowledge, even though he may learn that some or all of the facts he currently believes to be true are untrue and even though he might then regret having granted the Release. Executive further understands, acknowledges and agrees that he is assuming that risk and that the Release shall remain effective in all respects in any such case. Executive expressly waives all rights he might have under any law that are intended to protect him from waiving unknown claims and understands the significance of doing so.

          6.3    Consideration of Release.    Executive acknowledges and agrees that the Company has advised him to take the release set forth in Section 6.2(a)(i) (the "ADEA Release") home, to read it, and to carefully consider all of its terms before signing it, and has given Executive at least twenty-one (21) days in which to consider the ADEA Release. Executive hereby waives any right he may have to additional time beyond this consideration period within which to consider the ADEA Release. Executive understands that he has seven (7) days after he signs the ADEA Release to revoke it. If Executive chooses to revoke the ADEA Release, he agrees to provide such revocation in writing to the Senior Vice President, General Counsel, by the end of the seven (7) day period. Executive acknowledges and agrees that (a) the Company, in writing, has advised Executive to discuss the ADEA Release with his own attorney (at his own expense) during this seven (7) day period if he wishes to do so, (b) he has carefully read the ADEA Release, fully understands what it means, and is entering into it voluntarily, and (c) is receiving valuable consideration in exchange for his execution of the ADEA Release that he would not otherwise be entitled to receive.

          6.4    Ownership of Claims.    Executive hereby represents and warrants to the Company that he has not assigned or transferred in any manner any Claim purported to be released pursuant to this Section 6.

          6.5    Pursuit of Released Claims.    Executive has not filed or caused to be filed any lawsuit, complaint, or charge with respect to any Claim the Release purports to waive, and shall not, nor cause another to, file or prosecute a lawsuit, complaint, or charge based on such Claims. In addition, Executive shall not seek any damages, remedies, or other relief by filing or prosecuting a charge with any administrative agency with respect to any such Claim, and shall request any administrative agency or other body assuming jurisdiction in any such lawsuit, complaint or charge to withdraw from the matter or dismiss the matter with prejudice.

        7.    General.

          7.1    No Admission of Liability.    Each party acknowledges and agrees that the entering into of this Agreement by the other is not an admission of guilt or wrong doing by such party (including, in the case of the Company, any Released Party).

          7.2    Governing Law.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without reference to conflict of laws principles thereof.

          7.3    Further Assurances.    Each party agrees to take all further actions and to execute and deliver all further documents and instruments that are reasonably necessary or appropriate in order to effectuate the purposes of this Agreement and the transactions contemplated hereby.

          7.4    Severability.    In the event any provision of this Agreement is held void or unenforceable by any court of competent jurisdiction, then such provision shall be severable and shall not affect the validity and enforceability of the remaining provisions hereof.

          7.5    Waiver.    Any failure by a party hereto to comply with any obligation, agreement or condition contained herein may only be waived in a writing executed by the party granting the waiver, but such waiver or failure to insist upon strict compliance with such obligation, agreement or condition shall not operate as a waiver of, or estoppel with respect to, such failure or any subsequent or other failure. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

          7.6    Entire Agreement.    This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements and arrangements, written or oral, relating to the subject matter hereof.

          7.7    Amendment.    This Agreement may be amended only by a written instrument executed by both of the parties hereto.

          7.8    Successors and Assigns.    This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors. The Company may assign this Agreement without the prior consent of Executive or his successors and assigns. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto and the Released Parties, or their respective successors or permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

          7.9    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          7.10    Remedies.    The parties hereto acknowledge and agree that money damages may not be an adequate remedy for breach of any provision of this Agreement and that any party hereto shall be entitled, in its sole discretion and in addition to any other remedies it may have under this Agreement or applicable law, to apply to any court of competent jurisdiction for specific performance or injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement. All remedies, rights, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either party.

          7.11    Notice.    Any notice required or permitted by this Agreement shall be in writing and shall be deemed delivered when delivered personally or by overnight courier or sent by telegram, fax, or email, or forty-eight (48) hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, and addressed to the party to be notified at such party's address or fax number set forth on the signature page hereto, which address or fax number may be subsequently modified by a written notice delivered in accordance with this section.

          7.12    Expenses.    Each party shall bear its own expenses arising out of, or related to, the preparation and negotiation of this Agreement and the transactions contemplated hereby.

          7.13    Attorneys Fees.    With respect to any action arising out of, or related to this Agreement, the substantially prevailing party shall be entitled to its reasonable attorneys' fees and costs.

          7.14    Opportunity to Consult with Legal Counsel.    Executive acknowledges and agrees that he has had an opportunity to consult and review this Agreement with independent legal counsel of his choosing, and that he fully understands his rights and obligations hereunder.

          7.15    Jurisdiction; Consent to Service of Process.

          (a)    Jurisdiction.    The parties hereto hereby irrevocably and unconditionally submit to the jurisdiction of any Delaware State court or federal court sitting in Delaware and any appellate court from any such court, in any suit, action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment resulting from any such suit, action or proceeding, and each party hereby irrevocably and unconditionally agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in such Delaware State court or, to the extent permitted by law, by removal or otherwise, in such federal court. Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent legally possible, (i) any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any Delaware State court or any federal court sitting in Delaware, (ii) the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court and (iii) the right to object, with respect to such suit, action or proceeding, that such court does not have jurisdiction over such party.

          (b)    Consent to Service of Process.    Each party consents to the service of copies of the summons and complaint and any other process which may be served in any such action or proceeding by the mailing or delivering of a copy of such process to such party at the address set forth on the signature page hereto.

          7.16    Section Headings.    The section headings contained herein are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

TAKE THIS RELEASE HOME, READ IT, AND CAREFULLY CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING IT: IT INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS. IF YOU WISH, YOU SHOULD TAKE ADVANTAGE OF THE FULL CONSIDERATION PERIOD AFFORDED BY SECTION 6.3 AND YOU SHOULD CONSULT YOUR ATTORNEY.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the    day of January, 2003.

NORTHWESTERN CORPORATION		MERLE D. LEWIS

By:	/s/ GARY G. DROOK Name: Gary G. Drook Title: Chief Executive Officer	/s/ MERLE D. LEWIS

	Address for Notice: Attention Corporate Secretary 125 S. Dakota Avenue Sioux Falls, SD 57104 fax: (605) 978-2817	Address for Notice: 3101 South Bishop Sioux Falls, SD 57103 fax: (605) 338-1307

Exhibit A

List of Plans

NorthWestern Corporation's Employee Stock Ownership Plan and Trust Agreement, as amended and restated effective as of January 1, 2001

NorthWestern Corporation's Stock Option and Incentive Plan, as amended on January 16, 2001

NorthWestern Team Member Stock Purchase Plan

NorthWestern Public Service Company Family Protector Benefit Plan, as amended July 1, 1995

NorthWestern Corporation's Supplemental Income Security Plan, as amended and restated effective July 1, 1999

NorthWestern Corporation 401(k) Retirement Savings Plan, as amended and restated effective January 1, 2001

NorthWestern Corporation Supplemental Variable Investment Plan, as amended and restated effective January 1, 2000

NorthWestern Corporation Dividend Reinvestment and Direct Stock Purchase Plan

Exhibit B

Pension Plans

NorthWestern Pension Plan, as amended and restated effective as of January 1, 2000

NorthWestern Corporation Traditional Pension Equalization Plan, as amended and restated effective as of January 1, 2000

Exhibit C

Form of Press Release

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  Exhibit 10.1(i)
Recitals
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